Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025, Aquaron Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Aquaron Acquisition Corp.
effective at the opening of the trading session on July 28, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(3) and 5250(c)(1).
The Company was notified of the Staff determination on August 28, 2024. On September 4, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On October 17, 2024, the hearing was held. On October 31, 2024, the Panel reached a decision and a Decision letter was issued on November 4, 2024.
The Company was required to complete a business combination with an operating company by February 24, 2025. The Company failed to complete the business combination, and the Panel discretion expired on February 24, 2025. Accordingly, the Panel had no choice but to delist the Company securities from the Exchange.
On March 5, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company securities were suspended on March 7, 2025.
The Staff determination to delist the
Company securities became final on April 21, 2025.